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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Home Depot, Inc.

        We consent to the use of our audit report dated February 23, 2004, with respect to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of February 1, 2004 and February 2, 2003 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended February 1, 2004, incorporated herein by reference and to the reference to our firm under the heading "Independent Registered Public Accountants" in the prospectus and the accompanying registration statement on Form S-4. The audit report covering the February 1, 2004 financial statements contains an explanatory paragraph that refers to the Company's change in method of accounting for cash consideration received from a vendor to conform to Emerging Issues Task Force Issue No. 02-16 and adoption of the fair value method of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123.

/s/ KPMG LLP

Atlanta, Georgia
November 19, 2004

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Consent of Independent Registered Public Accounting Firm